Exhibit 99.1

Courier Reports Second-Quarter Results

Net Income Rises, Company Announces Stock Repurchase

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--April 19, 2012--Courier Corporation (Nasdaq: CRRC), one of America’s leading book manufacturers and specialty publishers, today announced results for the quarter ended March 24, 2012, the second quarter of its 2012 fiscal year. Revenues were $62.4 million, down slightly from last year’s second-quarter revenues of $62.7 million. However, the company’s second-quarter net income of $440,000 or $.04 per diluted share represented an improvement over last year’s second-quarter net loss of $4.8 million or $.40 per diluted share, which included restructuring costs associated with the closing of a plant in Stoughton, Massachusetts, and the write-down of $750,000 in receivables following the bankruptcy of Borders Group Inc. Excluding the restructuring costs and bad-debt provision, last year’s second-quarter net income was $342,000 or $.03 per diluted share.

For the first six months of fiscal 2012, Courier revenues were $125.3 million, up from $123.8 million in fiscal 2011. Net income for the year to date was $1.9 million or $.16 per diluted share, including a first-quarter pretax charge of $1.5 million related to severance and post-retirement benefit costs and a first-quarter pretax gain of $0.6 million from the sale of certain non-operating assets. For the first six months of fiscal 2011, the company’s net loss was $3.2 million or $.26 per diluted share, including the second-quarter restructuring costs and bad-debt provision. Excluding those items for both periods, net income for the first six months of fiscal 2012 was $2.5 million or $.21 per diluted share, compared to $2.0 million or $.17 per diluted share for the corresponding period last year. Details for these items can be found in the tables at the end of this release.

The second quarter of Courier’s fiscal year has traditionally been its slowest, a phenomenon compounded by this year’s unusually early quarterly close on March 24, in advance of traditional spring publishing promotions and normal seasonal increases in activity in the education market. In the company’s book manufacturing segment, second-quarter sales were up in both the specialty trade and education markets, but off in the religious market against an exceptionally strong second quarter last year. For the year to date, book manufacturing sales were up in all three markets, with the largest gains in specialty trade. In Courier’s publishing segment, second-quarter sales were up at Dover Publications but down elsewhere, while six-month sales remained down throughout the segment.

“Last year both of our business segments were hit hard in the second quarter by the collapse of Borders,” said Courier Chairman and Chief Executive Officer James F. Conway III. “This year we saw some positive signs that consumers are starting to turn to other book retailers, as shown by our solid growth in book manufacturing sales to the specialty trade market through both the quarter and the first half of the year.

“Nonetheless, we continue to manage costs carefully, aligning our resources with changing markets and seasonal demand patterns. To that end we made further consolidations both in book manufacturing and in our publishing businesses. Helped by these prudent measures and by our continuing strong cash flow, our financial condition remains as strong as ever, with our debt down by $5 million since the start of fiscal 2012 and our $100-million credit facility extended through March 2016.

“In keeping with these achievements, I am pleased to announce that our Board of Directors has approved not only our regular quarterly dividend but also a $10 million stock repurchase program. With our reduced cost structure, our expanding array of digital offerings and our typical pattern of seasonal sales growth, I look forward to a stronger second half of the year.”

Book manufacturing: trade rebound continues

Courier’s book manufacturing segment had second-quarter sales of $55.5 million, comparable to the same period last year. For fiscal 2012 to date, book manufacturing sales were $111.5 million, up 3% from fiscal 2011. As previously mentioned, the first-quarter results for fiscal 2012 included restructuring costs for severance and post-retirement benefits, while last year’s second-quarter results included plant closing costs. Excluding these restructuring costs, the segment’s second-quarter operating income was $2.3 million, versus $2.4 million a year ago. On a year-to-date basis, operating income was $7.5 million, up 20% from $6.2 million for the first six months of last year. Again excluding restructuring costs, gross profit for the second quarter was $9.1 million or 16.5% of sales, versus $8.9 million or 16.1% of sales last year. Gross profit for the first half of fiscal 2012 was $21.6 million or 19.4% of sales compared to $20.3 million or 18.7% of sales. This improvement in gross profit margins in a competitive pricing environment reflects a favorable sales mix, operating efficiencies enabled by recent technology investments, and the closing of a redundant one-color plant last March.

The book manufacturing segment focuses on three markets: education, religious, and specialty trade. Sales to the education market were up 2% in the quarter and up 3% for the year to date, with the largest proportion of sales at the college and university levels. Sales to the religious market were down 4% from fiscal 2011 in the second quarter, but up 1% for the first six months of the year, driven by 4% growth in sales to our largest religious customer. Sales to the specialty trade market were up 8% from last year for both the second quarter and the first half of the fiscal year, reflecting increased four-color work, increased orders at Courier Digital Solutions, and a return to more traditional ordering patterns as the marketplace continues to assimilate the loss of Borders.

Faced with the market’s continuing shift from one- to four-color book production, in early April Courier moved some one-color work from Westford, Massachusetts to its Kendallville, Indiana plant, which had redundant one-color capacity. This consolidation resulted in the loss of 34 positions in Westford. The company expects the consolidation to provide annualized pre-tax savings of approximately $1 million.

“We continue to benefit from the cost savings achieved through last year’s closing of our one-color plant in Stoughton, Massachusetts,” said Mr. Conway. “With the recent reductions at our Westford facility, we have gained additional savings without compromising our ability to deliver for our customers. At the same time, Westford will continue to have an important role within our overall manufacturing operations. Equally important, we expect to find new opportunities for some of our former Westford employees at our nearby Courier Digital Solutions facility as it prepares for growing demand in the upcoming summer season.

“In other ways it was a typical second quarter given the seasonality of many of our markets. We continue to enjoy excellent relationships with our largest customers in the education and religious markets, backed by multi-year agreements that position us well for long-term growth. And we continue to offer a distinctive, state-of-the-art combination of digital and offset technologies to help all our customers reach their markets as effectively as possible.”

Publishing: adjusting to a post-Borders environment

Courier’s specialty publishing segment includes three businesses: Dover Publications, a niche publisher with thousands of titles in dozens of specialty trade markets; Creative Homeowner, which publishes books on home design, decorating, landscaping and gardening; and Research & Education Association (REA), a publisher of test preparation books and study guides.

Second-quarter revenues for the segment were $9.6 million, down 5% from $10.1 million in last year’s second quarter. The segment’s operating loss for the quarter was $1.1 million, compared to a loss of $2.0 million last year including a $750,000 bad-debt provision related to Borders. For fiscal 2012 to date, segment sales were $19.1 million, versus $20.9 million for the first half of last year. The segment’s operating loss through six months was $3.0 million, versus $2.8 million for the corresponding period last year.

Of the three Courier publishing businesses, REA alone was profitable during the quarter, though sales were down 5% as it continued to adjust to the absence of Borders, which had been one of its largest customers prior to the chain’s closing. At Dover, sales rose 5%, helped by a sharp increase in sales to online retailers, enabling it to reduce its quarterly loss from a year earlier. Meanwhile Creative Homeowner, despite a sales decline of 34%, also narrowed its quarterly loss as Courier Publishing continued to achieve cost savings by consolidating certain publishing functions.

Positive developments in the quarter included the continuing rollout of e-book titles, the March signing of an agreement with Amazon which will make these titles available to a significantly wider audience on the Kindle platform, and preparations for the spring launch of DoverPictura.com, Dover’s new online image store.

“Our publishing segment had another challenging quarter,” said Mr. Conway. “At the same time, the uptick in sales at Dover provides further support to our belief that consumers have finally begun to move on from the loss of Borders and seek out fresh content from other retailers, particularly online.

“Equally important, we are poised to reap the benefit of several exciting new product initiatives. This spring marks the AP test season debut of REA’s new All-Access program, which offers students a comprehensive combination of academic content and diagnostic tools for use anytime, anywhere. With the launch of DoverPictura.com, consumers everywhere will soon be able to obtain hundreds of thousands of unique historic and contemporary images in convenient digital form. And while they’re online, they can also obtain more than 3,000 Dover, REA and Creative Homeowner titles in e-book form through an expanded array of sales channels including Amazon, Apple and Google.”

Outlook

“Our long-term strengths in technology and service continue to help us amidst a challenging economic environment,” said Mr. Conway. “As we expand the services we provide for our largest customers, we believe our efforts will be rewarded with increased volume. At the same time, our growing array of digital offerings is opening up new opportunities both in book manufacturing and in publishing. And we continue to seek additional ways to improve efficiency across our printing and publishing operations.

“For the full fiscal year we expect capital expenditures of between $8 million and $10 million, versus $16 million in fiscal 2011. We will also benefit from the consolidation of one-color printing capacity and other cost-reduction measures taken over the last year in both of our business segments. In addition, we expect to benefit from normal seasonal peaks in the education market, which traditionally drive stronger financial performance in the second half of our fiscal year.

“In line with our past practice, today’s guidance, including comparisons to prior performance, excludes impairment and restructuring charges. It also excludes the non-recurring items from this year’s first quarter related to severance and post-retirement benefit costs and the gain from the sale of non-operating assets, as well as the Borders receivable write-off in last year’s second quarter. Overall, we expect fiscal 2012 sales of between $271 million and $282 million, an increase over fiscal 2011 of between 5% and 9% (which includes the benefit of a 53-week year in fiscal 2012). And we expect earnings per diluted share of between $.80 and $1.05, which compares with our fiscal 2011 earnings of $.89 per diluted share.

“In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as an additional indicator of the company’s operating cash flow performance. This measure should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In fiscal 2012, we expect EBITDA to be between $40 million and $45 million, compared to $39 million in fiscal 2011, excluding last year’s impairment and restructuring charges and this year’s severance and post-retirement benefit costs and the gain from the sale of non-operating assets.

“Factors not incorporated into our guidance include the possibility of future impairment or restructuring charges.”

About Courier Corporation

Courier Corporation prints, publishes and sells books. Headquartered in North Chelmsford, Massachusetts, Courier has two operating segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ demand for the Company’s products, including seasonal changes in customer orders and shifting orders to lower cost regions, changes in market growth rates, changes in raw material costs and availability, pricing actions by competitors and other competitive pressures in the markets in which the Company competes, consolidation among customers and competitors, insolvency of key customers or vendors, changes in the Company’s labor relations, success in the execution of acquisitions and the performance and integration of acquired businesses including carrying value of intangible assets, restructuring and impairment charges required under generally accepted accounting principles, changes in operating expenses including medical and energy costs, changes in technology including migration from paper-based books to digital, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in consumer product safety regulations, changes in environmental regulations, changes in tax regulations, changes in the Company’s effective income tax rate and general changes in economic conditions, including currency fluctuations, changes in interest rates, changes in consumer confidence, changes in the housing market, and tightness in the credit markets. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

COURIER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	QUARTER ENDED		SIX MONTHS ENDED
	March 24,	March 26,	March 24,	March 26,
	2012	2011	2012	2011

Net sales	$62,388	$62,662	$125,324	$123,814
Cost of sales	50,190	57,488	97,528	103,335

Gross profit	12,198	5,174	27,796	20,479

Selling and administrative expenses	11,317	12,589	24,942	25,111

Operating income (loss)	881	(7,415)	2,854	(4,632)

Interest expense, net	193	248	453	451
Other income	-	-	(587)	-

Income (loss) before taxes	688	(7,663)	2,988	(5,083)

Income tax provision (benefit)	248	(2,856)	1,094	(1,932)

Net income (loss)	$440	($4,807)	$1,894	($3,151)

Net income (loss) per diluted share	$0.04	($0.40)	$0.16	($0.26)

Cash dividends declared per share	$0.21	$0.21	$0.42	$0.42

Wtd. average diluted shares outstanding	12,160	11,978	12,131	11,969

SEGMENT INFORMATION:

Net sales:
Book Manufacturing	$55,454	$55,587	$111,450	$108,630
Specialty Publishing	9,635	10,136	19,087	20,888
Elimination of intersegment sales	(2,701)	(3,061)	(5,213)	(5,704)
Total	$62,388	$62,662	$125,324	$123,814

Operating income (loss):
Book Manufacturing	$2,349	($5,092)	$6,555	($1,251)
Specialty Publishing	(1,136)	(1,986)	(2,963)	(2,795)
Stock based compensation	(345)	(368)	(767)	(706)
Intersegment profit	13	31	29	120
Total	$881	($7,415)	$2,854	($4,632)

COURIER CORPORATION
SEGMENT RESULTS OF OPERATIONS (Unaudited)
(In thousands)

BOOK MANUFACTURING SEGMENT	QUARTER ENDED		SIX MONTHS ENDED
	March 24,	March 26,	March 24,	March 26,
	2012	2011	2012	2011

Net sales	$55,454	$55,587	$111,450	$108,630
Cost of sales	46,306	53,711	89,815	95,365

Gross profit	9,148	1,876	21,635	13,265

Selling and administrative expenses	6,799	6,968	15,080	14,516

Operating income (loss)	$2,349	($5,092)	$6,555	($1,251)

SPECIALTY PUBLISHING SEGMENT	QUARTER ENDED		SIX MONTHS ENDED
	March 24,	March 26,	March 24,	March 26,
	2012	2011	2012	2011

Net sales	$9,635	$10,136	$19,087	$20,888
Cost of sales	6,596	6,867	12,953	13,793

Gross profit	3,039	3,269	6,134	7,095

Selling and administrative expenses	4,175	5,255	9,097	9,890

Operating loss	($1,136)	($1,986)	($2,963)	($2,795)

COURIER CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	March 24,	September 24,
ASSETS	2012	2011

Current assets:
Cash and cash equivalents	$84	$104
Investments	1,366	1,141
Accounts receivable	32,026	35,320
Inventories	39,212	39,353
Deferred income taxes	4,406	4,431
Other current assets	2,211	1,443
Total current assets	79,305	81,792

Property, plant and equipment, net	93,262	100,523
Goodwill and other intangibles	18,100	18,327
Prepublication costs	7,478	7,334
Deferred income taxes	3,187	3,772
Other assets	1,277	1,278

Total assets	$202,609	$213,026

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$1,838	$1,804
Accounts payable	10,066	12,061
Accrued taxes	840	2,185
Other current liabilities	16,950	15,433
Total current liabilities	29,694	31,483

Long-term debt	14,760	19,718
Other liabilities	6,537	7,502

Total liabilities	50,991	58,703

Total stockholders' equity	151,618	154,323

Total liabilities and stockholders' equity	$202,609	$213,026

COURIER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	For the Six Months Ended
	March 24,	March 26,
	2012	2011
Operating Activities:
Net income (loss)	$1,894	($3,151)
Adjustments to reconcile net income (loss) to
cash provided from operating activities:
Depreciation and amortization	11,944	11,575
Stock-based compensation	767	706
Deferred income taxes	610	(434)
Gain on disposition of assets	(587)	-
Changes in other working capital	1,119	(429)
Other long-term, net	(1,304)	3,549

Cash provided from operating activities	14,443	11,816

Investment Activities:
Capital expenditures	(2,353)	(6,079)
Prepublication costs	(2,301)	(2,175)
Proceeds on disposition of assets	587	-
Short-term investments	(225)	(128)

Cash used for investment activities	(4,292)	(8,382)

Financing Activities:
Long-term debt borrowings (repayments), net	(4,924)	1,762
Cash dividends	(5,139)	(5,069)
Proceeds from stock plans	167	219
Other	(275)	-

Cash used for financing activities	(10,171)	(3,088)

Increase (decrease) in cash and cash equivalents	($20)	$346

In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as additional indicators of the company's operating cash flow performance. These measures should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Non-GAAP reconciliation - EBITDA:
Net income (loss)	$1,894	($3,151)
Income tax provision (benefit)	1,094	(1,932)
Interest expense, net	453	451
Depreciation and amortization	11,944	11,575
Severance-related expense/restructuring	1,579	7,272
Other income	(587)	-
EBITDA	$16,377	$14,215

COURIER CORPORATION
OTHER RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Unaudited)
(In thousands, except per share amounts)

			Quarter Ended March 24, 2012				Six Months Ended March 24, 2012
			Income	Income		Net Income	Income	Income		Net Income
			Before	Tax	Net	per Diluted	Before	Tax	Net	per Diluted
			Taxes	Provision	Income	Share	Taxes	Provision	Income	Share

GAAP basis measures			$688	$248	$440	$0.04	$2,988	$1,094	$1,894	$0.16

	Severance and post-
	retirement benefits	(1)	87	30	57	0.00	1,579	578	1,001	0.08
	Other income	(2)	-	-	-	-	(587)	(215)	(372)	(0.03)

Non-GAAP measures			$775	$278	$497	$0.04	$3,980	$1,457	$2,523	$0.21

			Quarter Ended March 26, 2011				Six Months Ended March 26, 2011
			Income	Income		Net Income	Income	Income		Net Income
			(Loss)	Tax	Net	(Loss)	(Loss)	Tax	Net	(Loss)
			Before	Provision	Income	per Diluted	Before	Provision	Income	per Diluted
			Taxes	(Benefit)	(Loss)	Share	Taxes	(Benefit)	(Loss)	Share

GAAP basis measures			($7,663)	($2,856)	($4,807)	($0.40)	($5,083)	($1,932)	($3,151)	($0.26)

	Restructuring costs	(3)	7,472	2,793	4,679	0.39	7,472	2,787	4,685	0.39
	Bad-debt provision	(4)	750	280	470	0.04	750	285	465	0.04

Non-GAAP measures			$559	$217	$342	$0.03	$3,139	$1,140	$1,999	$0.17

(1)	During the first quarter of this fiscal year, the Company's Chief Operating Officer announced his retirement. In addition, during the first six months cost reduction measures were taken in the Company's specialty publishing segment. Related severance and post-retirement benefit expenses were $87,000 in the second quarter and $1.6 million for the first six months.

(2)	In the first quarter of fiscal 2012, the Company recorded a $0.6 million gain associated with the sale of its interests in non-operating real property relating to cell towers.

(3)

In the second quarter of fiscal 2011, the Company closed its book manufacturing plant in Stoughton, Massachusetts, due to the impact of technology and competitive pressures affecting the one-color paperback books in which the plant specialized. Restructuring charges included $4.4 million related to severance and pension withdrawal liabilities and $3.1 million for lease termination and other facility closure costs.

(4)	In the second quarter of fiscal 2011, the Company recorded a $750,000 bad-debt provision related to Borders Group, Inc.

COURIER CORPORATION
OTHER RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Unaudited)
(In thousands, except per share amounts)

BOOK MANUFACTURING SEGMENT		Quarter Ended March 24, 2012			Six Months Ended March 24, 2012
		GAAP Basis	Non-Recurring	Non-GAAP	GAAP Basis	Non-Recurring	Non-GAAP
		Measures	Items (1)	Measures	Measures	Items (1)	Measures

	Net sales	$55,454		$55,454	$111,450		$111,450
	Cost of sales	46,306		46,306	89,815		89,815

	Gross profit	9,148	-	9,148	21,635	-	21,635

	Selling and administrative expenses	6,799	-	6,799	15,080	(938)	14,142

	Operating income	$2,349	$0	$2,349	$6,555	$938	$7,493

		Quarter Ended March 26, 2011			Six Months Ended March 26, 2011
		GAAP Basis	Non-Recurring	Non-GAAP	GAAP Basis	Non-Recurring	Non-GAAP
		Measures	Items (2)	Measures	Measures	Items (2)	Measures

	Net sales	$55,587		$55,587	$108,630		$108,630
	Cost of sales	53,711	(7,061)	46,650	95,365	(7,061)	88,304

	Gross profit	1,876	7,061	8,937	13,265	7,061	20,326

	Selling and administrative expenses	6,968	(411)	6,557	14,516	(411)	14,105

	Operating income (loss)	($5,092)	$7,472	$2,380	($1,251)	$7,472	$6,221

SPECIALTY PUBLISHING SEGMENT		Quarter Ended March 24, 2012			Six Months Ended March 24, 2012
		GAAP Basis	Non-Recurring	Non-GAAP	GAAP Basis	Non-Recurring	Non-GAAP
		Measures	Items (1)	Measures	Measures	Items (1)	Measures

	Net sales	$9,635		$9,635	$19,087		$19,087
	Cost of sales	6,596		6,596	12,953		12,953

	Gross profit	3,039	-	3,039	6,134	-	6,134

	Selling and administrative expenses	4,175	(87)	4,088	9,097	(641)	8,456

	Operating loss	($1,136)	$87	($1,049)	($2,963)	$641	($2,322)

		Quarter Ended March 26, 2011			Six Months Ended March 26, 2011
		GAAP Basis	Non-Recurring	Non-GAAP	GAAP Basis	Non-Recurring	Non-GAAP
		Measures	Items (3)	Measures	Measures	Items (3)	Measures

	Net sales	$10,136		$10,136	$20,888		$20,888
	Cost of sales	6,867		6,867	13,793		13,793

	Gross profit	3,269	-	3,269	7,095	-	7,095

	Selling and administrative expenses	5,255	(750)	4,505	9,890	(750)	9,140

	Operating loss	($1,986)	$750	($1,236)	($2,795)	$750	($2,045)

(1)	During the first quarter of this fiscal year, the Company's Chief Operating Officer announced his retirement. In addition, during the first six months cost reduction measures were taken in the Company's specialty publishing segment. Related severance and post-retirement benefit expenses were $87,000 in the second quarter and $1.6 million for the first six months.

(2)	In the second quarter of fiscal 2011, the Company closed its book manufacturing plant in Stoughton, Massachusetts, due to the impact of technology and competitive pressures affecting the one-color paperback books in which the plant specialized. Restructuring charges included $4.4 million related to severance and pension withdrawal liabilities and $3.1 million for lease termination and other facility closure costs.

(3)	In the second quarter of fiscal 2011, the Company recorded a $750,000 bad-debt provision related to Borders Group, Inc.

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman, President and Chief Executive Officer
or
Peter M. Folger, 978-251-6000
Senior Vice President and
Chief Financial Officer
www.courier.com